Exhibit 23.1

Consent of Independent Auditors
The Directors
Crown Acquisition TopCo Ltd:
We consent to the incorporation by reference in the registration statements (No. 333-213542, 333-207090, and 333-205239) on Forms S-3, S-8, and S-8 respectively of TransUnion of our report dated August 20, 2018, with respect to the consolidated statement of financial position of Crown Acquisition TopCo Ltd. as of December 31, 2017, and the related consolidated statements of profit and loss and other comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes (collectively, the “consolidated financial statements”), which report appears in the Form 8‑K/A of TransUnion dated August 27, 2018. As disclosed in Note 1 to the consolidated financial statements, our report is qualified due to the omission of comparative financial information. Our report also refers to the retrospective adoption of International Financial Reporting Standard 15, Revenue from Contracts with Customers.

/s/KPMG LLP
KPMG LLP
London, United Kingdom
August 27, 2018